Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG FIRST QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – April 25, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Company”) recorded record net income of $7.98 million and diluted earnings per share of $0.46 for the quarter ended March 31, 2017, compared to $5.49 million and $0.34, respectively, for the quarter ended March 31, 2016, reflecting increases of $2.49 million, or 45 percent, and $0.12 per share, or 35 percent, respectively.

The 2017 quarter included a $662 thousand benefit to income tax expense related to the adoption of ASU 2016-09, Compensation – Stock Compensation, improvements to employee share-based payment accounting. This increased net income by $662 thousand and earnings per share by 4 cents. Additionally, the 2017 first quarter reflected increases to net interest income, wealth management fee income, and other non-interest income, when compared to the same period in 2016. Expenses for 2017 included increased compensation and benefits expense, almost fully offset by decreased FDIC insurance expense.

The following table summarizes specified financial measures for the first quarters of 2017 and 2016, respectively.

	March 31,	March 31,	Increase/
(Dollars in millions, except EPS)	2017	2016	(Decrease)
Net interest income	$25.59	$23.41	$2.18	9%
Provision for loan losses	$1.60	$1.70	$(0.10)	-6%
Pretax income	$11.71	$8.77	$2.94	34%
Net income (A)	$7.98	$5.49	$2.49	45%
Diluted EPS (A)	$0.46	$0.34	$0.12	35%
Total revenue	$32.61	$29.67	$2.94	10%

Return on average assets (A)	0.82%	0.64%	0.18
Return on average equity (A)	9.62%	7.83%	1.79
Efficiency ratio (B)	59.20%	65.22%	(6.02)
Book value per share	$19.39	$17.36	$2.03	12%
Tangible book value per share (B)	19.22	17.16	2.06	12%

(A)	The 2017 quarter included a $662 thousand benefit to income tax expense related to the adoption of ASU 2016-09, Compensation – Stock Compensation, improvements to employee share-based payment accounting. This increased net income by $662 thousand, earnings per share by 4 cents, ROAA by 0.07%, and ROAE by 0.80%.
(B)	See Non-GAAP financial measures reconciliation tables beginning on page 21.

Mr. Kennedy said, “We had a very strong start to 2017, and continue to be pleased with our progress since launching our Strategic Plan – Expanding our Reach – in early 2013.”

Select highlights follow:

•	Growth in diluted EPS for Q1 2017 when compared to Q1 2016 was $0.12 per share, or 35 percent.

•	At March 31, 2017, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased to $3.8 billion from $3.3 billion one year ago, reflecting growth of 14 percent.
•	Fee income from the Private Wealth Management Division totaled $4.8 million for the first quarter of 2017, compared to $4.3 million for the same quarter in 2016, reflecting growth of 12 percent. Wealth management fee income, comprising approximately 15 percent of the Company’s total revenue for the quarter ended March 31, 2017, contributed significantly to the Company’s diversified revenue sources.
•	Loans at March 31, 2017 totaled $3.44 billion. This reflected net growth of $128 million compared to the prior quarter (4 percent compared to the prior quarter or 15 percent on an annualized basis), and $374 million (12 percent) when compared to $3.07 billion of loans at March 31, 2016.
•	Commercial & Industrial (C&I) loans at March 31, 2017 totaled $688 million. This reflected net growth of $51 million compared to the prior quarter (8 percent compared to the prior quarter or 32 percent on an annualized basis), and net growth of $133 million (24 percent) when compared to $555 million in C&I loans at March 31, 2016.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.16 billion at March 31, 2017. While this reflected net growth of $19 million compared to the prior quarter (1 percent compared to the prior quarter or 2 percent on an annualized basis), it reflected growth of $407 million (15 percent) when compared to $2.75 billion of total “customer” deposit balances at March 31, 2016.

•	Asset quality metrics continued to be strong at March 31, 2017. Nonperforming assets at March 31, 2017 were just $12.2 million, or 0.31 percent of total assets. Total loans past due 30 through 89 days and still accruing were $622 thousand, or 0.02 percent of total loans at March 31, 2017.
•	The Company’s book value per share at March 31, 2017 of $19.39 reflected improvement when compared to $17.36 at March 31, 2016. Year over year growth in book value per share totaled 12 percent.

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $25.59 million and 2.71 percent for the first quarter of 2017, compared to $24.58 million and 2.63 percent for the fourth quarter of 2016, and compared to $23.41 million and 2.82 percent for the same quarter last year, reflecting growth in net interest income of $2.18 million or 9 percent when compared to the same prior year period. Net interest income for the first quarter of 2017 benefitted from loan growth during 2016, and continuing into 2017. The March 2017 quarter included approximately $515 thousand of prepayment premiums received on the prepayment of certain loans, an increase from $464 thousand for the December 2016 quarter and $419 thousand for the March 2016 quarter.

Net interest margin for the first quarter of 2017 increased when compared to the fourth quarter of 2016, but decreased when compared to the first quarter of 2016. The increase was due to a reduction in our interest earning cash balances during the first quarter of 2017, as well as the effect of the increased market rates on our adjustable rate assets. The decrease when comparing the March 2017 quarter to the March 2016 quarter was due to the issuance of the $50 million in subordinated debt in June 2016, as well as the maintenance of higher liquidity in the 2017 first quarter when compared to the 2016 first quarter.

As noted above, the net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to $419 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1.1 billion of secured funding available from the Federal Home Loan Bank, of which we only have $93 million drawn as of March 31, 2017.”

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would continue to improve slightly in a rising interest rate environment, but such income and margin would also be impacted by competitive pressures in attracting new loans and deposits.

Wealth Management Business

In the March 2017 quarter, the Bank’s wealth management business generated $4.82 million in fee income compared to $4.61 million for the December 2016 quarter, and $4.30 million for the March 2016 quarter.

Fee income for the March 2017 quarter increased by $523 thousand, or approximately 12 percent, from the March 2016 quarter.  Growth in fee income was due to net flows from solid new business results from existing and new clients, partially offset by normal levels of disbursements and outflows.

The market value of the AUA of the wealth management division was $3.8 billion at March 31, 2017, an increase of $83 million, or 2 percent (9 percent on an annualized basis), from December 31, 2016 and an increase of $449 million, or 14 percent, from $3.3 billion at March 31, 2016.

John P. Babcock, President of PGB Private Wealth Management, said, “We had a solid Q1 2017 and our current pipeline is strong as we enter Q2 2017. We expect continued growth driven by organic new business, the expansion of existing relationships and potential strategic acquisitions of wealth management firms. In Q1 2017, we launched a new Unified Management Account (UMA) solution which expands our overall investment offerings, as we now have access to superior outside investment managers to complement our existing proprietary portfolio construction.  We will continue to expand the products, services, and advice we deliver to our clients.”

Mr. Babcock also commented, “Our differentiator is the quality of our people and our pro-active, advice-led approach to wealth management.   We combine PGB’s investment, tax, financial, fiduciary, banking and lending capabilities into one integrated plan that helps our clients achieve their goals and objectives.  This approach is more personalized and dynamic than our large bank competitors and broader and more comprehensive than the technology-driven providers of investment products. It is this model and approach that will continue to drive our business forward and allow us to compete effectively in the market.”

Loan Originations / Loans

At March 31, 2017, loans totaled $3.44 billion compared to $3.31 billion at December 31, 2016 and compared to $3.07 billion at March 31, 2016, representing net increases of $128 million compared to the December 2016 quarter (4 percent or 15 percent on an annualized basis), and $374 million (12 percent) compared to a year ago at March 31, 2016. Mr. Kennedy noted, “We continue to believe we have a very high quality loan portfolio, as evidenced by very strong asset quality metrics.”

For the quarter ended March 31, 2017, residential mortgage originations totaled $68 million. Residential mortgage loans grew $102 million, or 22 percent, to $571 million at March 31, 2017 from $469 million one year ago at March 31, 2016.

For the March 2017 quarter, commercial real estate originations (not including multifamily loans) totaled $33 million. Commercial real estate mortgage loans (not including multifamily loans) grew $159 million, or 38 percent, to $573 million at March 31, 2017 from $415 million one year ago at March 31, 2016.

The March 2017 quarter included $47 million of multifamily loan originations, down significantly from the previous quarters. At March 31, 2017, the multifamily loan portfolio totaled $1.47 billion (or 42.7 percent of total loans) compared to $1.46 billion (or 44.1 percent of total loans) three months ago at December 31, 2016 and compared to $1.53 billion (or 50.0 percent of total loans) at March 31, 2016.

Mr. Kennedy said, “As I explained previously, we anticipated multifamily loan originations and growth would be less than prior years, as we manage our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We made progress on this front late in 2015, throughout 2016, and into 2017.” Mr. Kennedy further noted that, “This balance sheet management will likely not be linear each quarter, but will rather be apparent over periods of time.”

For the quarter ended March 31, 2017, the Company closed $128 million of C&I loans and lines of credit (some of which were not yet funded). C&I loans grew $133 million, or 24 percent, to $688 million at March 31, 2017 from $555 million one year ago at March 31, 2016. At March 31, 2017 the commercial loan portfolio comprised 20.0 percent of the overall loan portfolio up from 19.2 percent at December 31, 2016, and up from 18.1 percent one year ago at March 31, 2016.

Mr. Kennedy said, “As a result of our continued investment in and commitment to C&I banking, we have seen, and believe we will continue to see, our C&I client base and corresponding loan portfolio grow. Additionally, we were recently successful in bringing on a team of very experienced bankers to focus on equipment financing, an area we believe will deliver strong risk adjusted returns. Robert R. Cobleigh, formerly of Santander Bank, will head this team and serve as President of Peapack Capital Corporation, our newly formed Equipment Financing subsidiary. While this team will be one of our drivers of profitability, we generally expect that revenue and profitability related to this new group will lag related expenses by several quarters.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Eric H. Waser, Head of Commercial Banking noted, “We are extremely pleased with how our “Advice Led” approach is capturing the attention of the business community.”

Deposits / Funding / Balance Sheet Management

As noted previously, in June 2016, the Company issued $50 million of subordinated debt ($48.7 million net of underwriting fees and expenses) bearing interest at an annual rate of 6 percent for the first five years, and thereafter at an adjustable rate until maturity in June 2026 or earlier redemption.

During the March 2017 quarter, the increase in loans of $128 million was primarily funded by customer deposit growth of $19 million, net (principally noninterest-

bearing checking), increased capital of $17 million, decreased cash/cash equivalents of $44 million, and net increased other borrowings of $32 million.

Mr. Kennedy noted that, “Net customer deposit growth for the quarter was affected by several of our sophisticated clients re-allocating from liquidity to investment. Some of these withdrawals may be re-deposited over the balance of the year.”

Brokered interest-bearing demand (“overnight”) deposits declined $20 million to $180 million at March 31, 2017 compared to $200 million at March 31, 2016. The interest rate paid on these deposits allowed the Bank to fund at attractive rates and engage in interest rate swaps as part of its asset-liability interest rate risk management. As of March 31, 2017, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its personal and commercial core deposit base. We expect that our full array of treasury management capabilities, as well as added treasury management sales professionals and private bankers, will help us grow commercial deposits.”

Other Noninterest Income

The Company’s total noninterest income for the March 2017 quarter totaled $7.02 million, or nearly 22 percent of total revenue.

The March 2017 quarter included $47 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $197 thousand for the December 2016 quarter, and $121 thousand for the March 2016 quarter. Originations of residential mortgage loans for sale were lower in the March 2017 quarter, compared to the other noted periods.

The company did not sell any multifamily loans during the March 2017 quarter, as such sales were not necessary for effective balance sheet management. The gain on sales of multifamily loans held for sale during the December 2016 quarter was $353 thousand, and was $124 thousand for the March 2016 quarter. The Company may employ loan sale strategies later in 2017, and beyond, if and as needed for effective balance sheet management.

The first quarter of 2017 included $155 thousand of income related to the Company’s SBA lending and sale program, compared to $121 thousand generated in the December 2016 quarter, and $47 thousand in the March 2016 quarter. The SBA program was fully implemented in the March 2016 quarter and is part of the Company’s normal ongoing operations.

The March 2017 quarter included $456 thousand of loan level, back-to-back swap income compared to $874 thousand in the December 2016 quarter and $94 thousand in the March 2016 quarter. This program, which helps manage the Company’s interest rate risk while contributing to income, remains part of the Company’s normal ongoing operations.

Other income for the March 2017 quarter totaled $450 thousand, compared to $322 thousand for the December 2016 quarter and to $332 thousand for the March 2016 quarter. The March 2017 quarter included higher letter of credit fees and increased unused line of credit fees compared to the December and March 2016 quarters.

Operating Expenses

The Company’s total operating expenses were $19.30 million for the quarter ended March 31, 2017, compared to $18.97 million for the December 2016 quarter and $19.21 million for the March 2016 quarter.

While the first quarter 2017 FDIC premium was relatively flat to the fourth quarter of 2016, it was down significantly from the March 2016 quarter. Beginning July 1, 2016 the FDIC assessment system was revised. Revisions for “small institutions” (under $10 billion in assets) resulted in, among other things, the elimination of risk categories and the utilization of a financial ratios method to determine assessment rates. The changes reduced the Company’s assessment rate by nearly 50 percent, when compared to the first quarter 2016 assessment rate.

Compensation and employee benefits expense for the March 2017 quarter was $11.91 million compared to $11.48 million for the December 2016 quarter, and $10.91 million for the March 2016 quarter. Strategic hiring that was in line with the Company’s Plan, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the March 2016 and December 2016 quarters.

Provision for Loan Losses / Asset Quality

For the quarter ended March 31, 2017, the Company’s provision for loan losses was $1.60 million, which was generally in line with the December 2016 provision of $1.50 million and the March 2016 provision of $1.70 million. The Company had $198 thousand of net charge-offs in the March 2017 quarter, compared to $92 thousand of net recoveries in December 2016 and $235 thousand of net charge-offs in the March 2016 quarter.

At March 31, 2017, the allowance for loan losses was $33.61 million, which was 292 percent of nonperforming loans and 0.98 percent of total loans, compared to $32.21 million at December 31, 2016, which was 286 percent of nonperforming loans and 0.97 percent of total loans, and $27.32 million at March 31, 2016, which was 375 percent of nonperforming loans and 0.90 percent of total loans.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at March 31, 2017 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $12.2 million, or 0.31 percent of total assets, compared to $11.8 million, or 0.30 percent of total assets, at December 31, 2016 and $8.1 million, or 0.23 percent of total assets, at March 31, 2016. Total loans past due 30 through 89 days and still accruing were $622 thousand at March 31, 2017, compared to $1.4 million at December 31, 2016 and $1.4 million at March 31, 2016.

Capital / Dividends

The Company’s capital position in the March 2017 quarter was benefitted by net income of $7.98 million and $8.84 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company.

At March 31, 2017, the Company’s GAAP capital as a percent of total assets was 8.64 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.66 percent, 10.79 percent, 10.79 percent and 13.41 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.61 percent, 11.98 percent, 11.98 percent and 13.05 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On April 20, 2017, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on May 19, 2017 to shareholders of record on May 5, 2017.

Mr. Kennedy said, “We continue to believe we have sufficient common equity to support our planned growth and expansion for the immediate future.”

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.95 billion as of March 31, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;

•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2017	2016	2016(A)	2016	2016
Income Statement Data:
Interest income	$31,385	$30,271	$29,844	$29,035	$27,898
Interest Expense	5,794	5,691	5,575	4,859	4,488
Net interest income	25,591	24,580	24,269	24,176	23,410
Provision for loan losses	1,600	1,500	2,100	2,200	1,700
Net interest income after
provision for loan losses	23,991	23,080	22,169	21,976	21,710
Wealth management fee income	4,818	4,610	4,436	4,899	4,295
Service charges and fees	771	815	812	818	807
Bank owned life insurance	322	380	340	345	342
Gain on loans held for sale at fair
value (Mortgage banking)	47	197	383	309	121
Gain on loans held for sale at
lower of cost or fair value	—	353	256	500	124
Fee income related to loan level,
back-to-back swaps	456	874	670	—	94
Gain on sale of SBA loans	155	121	243	212	47
Other income	450	322	395	347	332
Securities gains, net	—	—	—	18	101
Total other income	7,019	7,672	7,535	7,448	6,263
Compensation and employee benefits	11,913	11,480	11,515	11,100	10,908
Premises and equipment	2,816	2,903	2,736	2,742	2,864
FDIC insurance expense (A)	686	804	814	1,581	1,559
Other expenses	3,889	3,778	3,101	3,352	3,875
Total operating expenses	19,304	18,965	18,166	18,775	19,206
Income before income taxes	11,706	11,787	11,538	10,649	8,767
Income tax expense	3,724	4,479	4,422	4,085	3,278
Net income	$7,982	$7,308	$7,116	$6,564	$5,489

Total revenue (B)	$32,610	$32,252	$31,804	$31,624	$29,673
Per Common Share Data:
Earnings per share (basic)	$0.47	$0.44	$0.43	$0.41	$0.35
Earnings per share (diluted)	0.46	0.43	0.43	0.40	0.34
Weighted average number of
common shares outstanding:
Basic	17,121,631	16,770,725	16,467,654	16,172,223	15,858,278
Diluted	17,438,907	17,070,473	16,673,596	16,341,975	16,016,972
Performance Ratios:
Return on average assets annualized (ROAA)	0.82%	0.75%	0.77%	0.73%	0.64%
Return on average equity annualized (ROAE)	9.62%	9.27%	9.44%	9.06%	7.83%
Net interest margin (taxable equivalent basis)	2.71%	2.63%	2.74%	2.79%	2.82%
Efficiency ratio (C)	59.20%	59.45%	57.58%	60.36%	65.22%
Operating expenses / average
assets annualized	1.97%	1.96%	1.98%	2.08%	2.22%

(A)	The quarter ended September 30, 2016 (and forward) included a reduction in FDIC premium. The reduction was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 21.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
ASSETS
Cash and due from banks	$4,910	$24,580	$17,861	$18,261	$15,872
Federal funds sold	101	101	101	101	101
Interest-earning deposits	113,953	138,010	141,593	62,968	61,946
Total cash and cash equivalents	118,964	162,691	159,555	81,330	77,919

Securities available for sale	300,232	305,388	249,616	206,216	214,050
FHLB and FRB stock, at cost	15,436	13,813	14,093	14,623	13,254

Loans held for sale, residential	—	1,200	3,013	4,133	3,537
SBA loans held for sale, at lower of
cost or fair value	128	388	—	—	—

Residential mortgage	571,496	527,370	496,735	479,839	469,084
Multifamily mortgage	1,468,890	1,459,594	1,537,834	1,562,206	1,527,774
Commercial mortgage	573,253	551,233	497,267	459,744	414,677
Commercial loans	687,677	636,714	598,078	576,169	554,871
Construction loans	—	1,405	430	—	1,392
Consumer loans	69,802	69,654	69,222	67,614	44,198
Home equity lines of credit	68,055	65,682	62,872	63,188	53,328
Other loans	477	492	449	430	443
Total loans	3,439,650	3,312,144	3,262,887	3,209,190	3,065,767
Less: Allowance for loan losses	33,610	32,208	30,616	29,219	27,321
Net loans	3,406,040	3,279,936	3,232,271	3,179,971	3,038,446

Premises and equipment	30,113	30,371	30,223	29,199	29,609
Other real estate owned	671	534	534	767	861
Accrued interest receivable	6,823	8,153	6,383	7,733	7,497
Bank owned life insurance	43,992	43,806	43,541	43,325	43,101
Deferred tax assets, net	15,325	15,320	14,765	18,190	17,952
Other assets	9,838	17,033	20,389	19,216	19,771
TOTAL ASSETS	$3,947,562	$3,878,633	$3,774,383	$3,604,703	$3,465,997

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$528,554	$489,485	$494,204	$469,809	$457,730
Interest-bearing demand deposits	1,015,178	1,023,081	928,941	897,210	905,479
Savings	122,262	120,056	119,650	120,617	119,149
Money market accounts	1,049,909	1,048,494	997,572	861,664	820,757
Certificates of deposit – Retail	440,991	457,000	466,003	466,079	446,833
Subtotal “customer” deposits	3,156,894	3,138,116	3,006,370	2,815,379	2,749,948
IB Demand – Brokered	180,000	180,000	200,000	200,000	200,000
Certificates of deposit – Brokered	93,750	93,721	93,690	93,660	93,630
Total deposits	3,430,644	3,411,837	3,300,060	3,109,039	3,043,578

Overnight borrowings	34,550	—	—	29,450	21,100
Federal home loan bank advances	58,795	61,795	71,795	83,692	83,692
Capital lease obligation	9,556	9,693	9,828	9,961	10,092
Subordinated debt, net	48,796	48,764	48,731	48,698	—
Other liabilities	24,293	22,334	27,934	28,330	24,030
Due to brokers, securities settlements	—	—	7,003	—	—
TOTAL LIABILITIES	3,606,634	3,554,423	3,465,351	3,309,170	3,182,492
Shareholders’ equity	340,928	324,210	309,032	295,533	283,505
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,947,562	$3,878,633	$3,774,383	$3,604,703	$3,465,997

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)
(in billions)	$3.8	$3.7	$3.5	$3.4	$3.3

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar 31,
	2017	2016	2016	2016	2016
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	11,494	11,264	10,840	8,049	7,278
Other real estate owned	671	534	534	767	861
Total nonperforming assets	$12,165	$11,798	$11,374	$8,816	$8,139

Nonperforming loans to
total loans	0.33%	0.34%	0.34%	0.26%	0.24%
Nonperforming assets to
total assets	0.31%	0.30%	0.30%	0.24%	0.23%

Performing TDRs (A)(B)	$15,030	$17,784	$18,078	$18,570	$16,033

Loans past due 30 through 89
days and still accruing (C)	$622	$1,356	$8,238	$6,576	$1,393

Classified loans	$43,002	$45,798	$49,627	$51,084	$48,817

Impaired loans	$26,546	$29,071	$28,951	$26,643	$23,335

Allowance for loan losses:
Beginning of period	$32,208	$30,616	$29,219	$27,321	$25,856
Provision for loan losses	1,600	1,500	2,100	2,200	1,700
Charge-offs, net	(198)	92	(703)	(302)	(235)
End of period	$33,610	$32,208	$30,616	$29,219	$27,321

ALLL to nonperforming loans	292.41%	285.94%	282.44%	363.01%	375.39%
ALLL to total loans	0.98%	0.97%	0.95%	0.93%	0.90%

(A)	Amounts reflect TDR’s that are paying according to restructured terms.
(B)	Amount does not include $4.6 million at March 31, 2017, $4.5 million at December 31, 2016, $4.4 million at September 30, 2016, $4.2 million at June 30, 2016 and $3.4 million at March 31, 2016 of TDRs included in nonaccrual loans.
(C)	September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands, except share data)

(Unaudited)

	March 31,	Dec 31,	March 31,
	2017	2016	2016
Capital Adequacy

Equity to total assets (A)	8.64%	8.36%	8.18%

Tangible equity to tangible assets (B)	8.56%	8.28%	8.09%

Book value per share (C)	$19.39	$18.79	$17.36

Tangible book value per share (D)	$19.22	$18.60	$17.16

	March 31,		Dec 31,		March 31,
	2017		2016		2016
Regulatory Capital – Holding Company

Tier I leverage	$338,561	8.66%	$323,045	8.35%	$282,915	8.19%

Tier I capital to risk weighted assets	338,561	10.79	323,045	10.60	282,915	10.56

Common equity tier I capital ratio
to risk-weighted assets	338,558	10.79	323,042	10.60	282,912	10.56

Tier I & II capital to
risk-weighted assets	420,967	13.41	404,017	13.25	310,236	11.57

Regulatory Capital – Bank

Tier I leverage	$375,931	9.61%	$360,097	9.31%	$280,971	8.14%

Tier I capital to risk weighted assets	375,931	11.98	360,097	11.82	280,971	10.48

Common equity tier I capital ratio
to risk-weighted assets	375,928	11.98	360,094	11.82	280,968	10.48

Tier I & II capital to
risk-weighted assets	409,541	13.05	392,305	12.87	308,292	11.50

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables beginning on page 21.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)	Tangible book value per share is different than book value per share becauseit excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures reconciliation tables beginning on page 21.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Residential loans retained	$64,831	$53,324	$43,284	$32,513	$17,747
Residential loans sold	3,115	11,429	25,128	20,221	8,062
Total residential loans	67,946	64,753	68,412	52,734	25,809

Commercial real estate	33,216	56,793	56,799	36,554	9,339
Multifamily	47,125	26,300	74,450	150,709	108,035
Commercial (C & I) loans	128,130	78,038	59,698	61,309	67,488
SBA	1,700	2,050	3,025	2,285	1,055
Wealth lines of credit (A)	7,200	2,400	1,200	785	1,800
Total commercial loans	217,371	165,581	195,172	251,642	187,717

Installment loans	2,146	1,826	1,591	1,077	486

Home equity lines of credit (A)	6,973	5,878	7,064	14,435	3,604

Total loans closed	$294,436	$238,038	$272,239	$319,888	$217,616

(A)   Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2017			March 31, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$289,237	$1,504	2.08%	$199,579	$926	1.86%
Tax-exempt (1) (2)	27,152	199	2.93	24,044	200	3.33

Loans (2) (3):
Mortgages	544,854	4,473	3.28	466,497	3,818	3.27
Commercial mortgages	2,035,304	17,732	3.48	1,960,126	17,170	3.50
Commercial	648,266	6,380	3.94	525,896	5,100	3.88
Commercial construction	390	4	4.10	1,395	14	4.01
Installment	69,415	501	2.89	44,906	335	2.98
Home equity	66,311	557	3.36	53,056	440	3.32
Other	514	11	8.56	486	12	9.88
Total loans	3,365,054	29,658	3.53	3,052,362	26,889	3.52
Federal funds sold	101	—	0.25	101	—	0.23
Interest-earning deposits	137,589	264	0.77	77,903	87	0.45
Total interest-earning assets	3,819,133	31,625	3.31	3,353,989	28,102	3.35
Noninterest-Earning Assets:
Cash and due from banks	21,615			15,603
Allowance for loan losses	(32,913)			(26,582)
Premises and equipment	30,279			30,000
Other assets	73,467			83,632
Total noninterest-earning assets	92,448			102,653
Total assets	$3,911,581			$3,456,642

LIABILITIES:
Interest-bearing deposits:
Checking	$1,029,012	$862	0.34%	$882,497	$571	0.26%
Money markets	1,068,552	934	0.35	819,818	573	0.28
Savings	120,623	16	0.05	116,560	16	0.05
Certificates of deposit – retail	448,844	1,570	1.40	442,563	1,489	1.35
Subtotal interest-bearing deposits	2,667,031	3,382	0.51	2,261,438	2,649	0.47
Interest-bearing demand – brokered	180,000	720	1.60	200,000	741	1.48
Certificates of deposit – brokered	93,733	491	2.10	93,674	497	2.12
Total interest-bearing deposits	2,940,764	4,593	0.62	2,555,112	3,887	0.61
Borrowings	60,123	303	2.02	155,274	479	1.23
Capital lease obligation	9,605	115	4.79	10,140	122	4.81
Subordinated debt	48,775	783	6.42	—	—	—
Total interest-bearing liabilities	3,059,267	5,794	0.76	2,720,526	4,488	0.66
Noninterest-bearing liabilities:
Demand deposits	501,183			435,770
Accrued expenses and other liabilities	19,151			19,898
Total noninterest-bearing liabilities	520,334			455,668
Shareholders’ equity	331,980			280,448
Total liabilities and
Shareholders’ equity	$3,911,581			$3,456,642
Net interest income		$25,831			$23,614

Net interest spread			2.55%			2.69%
Net interest margin (4)			2.71%			2.82%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2017			December 31, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$289,237	$1,504	2.08%	$241,443	$1,202	1.99%
Tax-exempt (1) (2)	27,152	199	2.93	30,179	216	2.86

Loans (2) (3):
Mortgages	544,854	4,473	3.28	505,366	4,062	3.22
Commercial mortgages	2,035,304	17,732	3.48	2,035,193	17,798	3.50
Commercial	648,266	6,380	3.94	605,781	5,888	3.89
Commercial construction	390	4	4.10	832	9	4.33
Installment	69,415	501	2.89	70,051	539	3.08
Home equity	66,311	557	3.36	64,371	530	3.29
Other	514	11	8.56	485	12	9.90
Total loans	3,365,054	29,658	3.53	3,282,079	28,838	3.51
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	137,589	264	0.77	223,188	257	0.46
Total interest-earning assets	3,819,133	31,625	3.31	3,776,990	30,513	3.23
Noninterest-Earning Assets:
Cash and due from banks	21,615			10,747
Allowance for loan losses	(32,913)			(31,575)
Premises and equipment	30,279			30,441
Other assets	73,467			85,224
Total noninterest-earning assets	92,448			94,837
Total assets	$3,911,581			$3,871,827

LIABILITIES:
Interest-bearing deposits:
Checking	$1,029,012	$862	0.34%	$992,075	$724	0.29%
Money markets	1,068,552	934	0.35	1,021,819	864	0.34
Savings	120,623	16	0.05	119,518	17	0.06
Certificates of deposit – retail	448,844	1,570	1.40	463,377	1,621	1.40
Subtotal interest-bearing deposits	2,667,031	3,382	0.51	2,596,789	3,226	0.50
Interest-bearing demand – brokered	180,000	720	1.60	196,848	757	1.54
Certificates of deposit – brokered	93,733	491	2.10	93,704	501	2.14
Total interest-bearing deposits	2,940,764	4,593	0.62	2,887,341	4,484	0.62
Borrowings	60,123	303	2.02	67,958	332	1.95
Capital lease obligation	9,605	115	4.79	9,741	117	4.80
Subordinated debt	48,775	783	6.42	48,743	758	6.22
Total interest-bearing liabilities	3,059,267	5,794	0.76	3,013,783	5,691	0.76
Noninterest-bearing liabilities:
Demand deposits	501,183			514,130
Accrued expenses and other liabilities	19,151			28,406
Total noninterest-bearing liabilities	520,334			542,536
Shareholders’ equity	331,980			315,508
Total liabilities and
Shareholders’ equity	$3,911,581			$3,871,827
Net interest income		$25,831			$24,822

Net interest spread			2.55%			2.47%
Net interest margin (4)			2.71%			2.63%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2017	2016	2016	2016	2016
Shareholders’ equity	$340,928	$324,210	$309,032	$295,533	$283,505
Less: Intangible assets	3,126	3,157	3,188	3,277	3,264
Tangible equity	337,802	321,053	305,844	292,256	280,241

Period end shares outstanding	17,579,274	17,257,995	16,944,738	16,657,403	16,326,840
Tangible book value per share	$19.22	$18.60	$18.05	$17.55	$17.16
Book value per share	19.39	18.79	18.24	17.74	17.36

Tangible Equity to Tangible Assets
Total Assets	$3,947,562	$3,878,633	$3,774,383	$3,604,703	$3,465,997
Less: Intangible assets	3,126	3,157	3,188	3,277	3,264
Tangible assets	3,944,436	3,875,476	3,771,195	3,601,426	3,462,733
Tangible equity to tangible assets	8.56%	8.28%	8.11%	8.12%	8.09%
Equity to assets	8.64%	8.36%	8.19%	8.20%	8.18%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2017	2016	2016	2016	2016

Net interest income	$25,591	$24,580	$24,269	$24,176	$23,410
Total other income	7,019	7,672	7,535	7,448	6,263
Less: Gain on loans held for sale
at lower of cost or fair value	—	353	256	500	124
Less: Securities gains, net	—	—	—	18	101
Total recurring revenue	32,610	31,899	31,548	31,106	29,448

Operating expenses	19,304	18,965	18,166	18,775	19,206
Total operating expense	19,304	18,965	18,166	18,775	19,206

Efficiency ratio	59.20%	59.45%	57.58%	60.36%	65.22%